THIRD AMENDMENT

           This Third Amendment dated as of September 25, 1998 to Credit Agreement dated as of March 28, 1997 (as amended, supplemented or modified from time to time, the "Credit Agreement") between Meridian Sports Incorporated (the "Borrower") and RGI Group Incorporated (fka Revlon Group Incorporated) (the "Lender").


                              R E C I T A L S:

           WHEREAS, the Borrower and the Lender desire to amend the Credit Agreement as herein set forth.

           NOW THEREFORE, the parties hereto hereby agree as follows:

           1. DEFINED TERMS. All terms defined in the Credit Agreement shall have such defined meanings when used herein unless otherwise defined herein.

           2. WORKING CAPITAL COMMITMENT. Section 2.1(b) of the Credit Agreement is hereby amended to provide that the Working Capital Commitment shall be $9,000,000.

           3. EFFECTIVENESS; EFFECT. This Third Amendment shall become effective as of the date first above written. Except as expressly modified herein, all of the provisions of the Credit Agreement and the other Loan Documents are and shall continue to remain in full force and effect in accordance with the terms thereof.




           IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

 MERIDIAN SPORTS INCORPORATED,
 a Delaware Corporation

 By: /s/ Joram C. Salig
    ----------------------------
    Name:  Joram C. Salig
    Title: Assistant Secretary



 RGI Group Incorporated
 a Delaware corporation

 By: /s/ Glenn P. Dickes
    ----------------------------
    Name:  Glenn P. Dickes
    Title: Senior Vice President
           and Secretary